Exhibit 10.10

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

August 29, 2023

Ryan Carhart

[email]

Re:         Offer of Employment with LiveXLive, Corp.

Dear Ryan,

On behalf of LiveXLive, Corp., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as VP, Corporate Controller of the Company, supporting LiveOne, Inc.’s, the Company’s parent (“LiveOne”), Finance team. In this role, you will report directly to Aaron Sullivan, Interim Chief Financial Officer of the Company and LiveOne, with the Company retaining rights to adjust the reporting structure in its sole discretion. The effective date of your employment will be September 18, 2023 (the “Effective Date”).

The terms of this offer of employment are as follows:

1.    Compensation.

A.    Salary. The Company will pay you a base salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Your employment with the Company is on a full-time basis, and you agree to devote all of your business time to the performance of your duties under this offer letter.

B.    Office; Additional Titles. (i) Your principal place of business will be in Los Angeles, California, though you may be permitted to work remotely unless otherwise required by the Company, and you may be required to travel to other offices as the Company or LiveOne shall maintain, from time to time as required to perform your services hereunder or as reasonably required by the Company, at the Company’s expense (economy travel and accommodations) and in accordance with the generally applicable policies and procedures of the Company, if such are established at such time, or LiveOne if such have not been established, subject to presentation of reasonably detailed expense statements or vouchers and such other information as the Company or LiveOne may reasonably require.

(ii) Subject to your appointment thereto, and without additional compensation, during your employment with the Company, you shall hold such other or additional titles and serve in such other or additional capacities to which you may be appointed from time to time with the Company and/or any of its subsidiaries, with your mutual reasonable agreement and provided such titles and additional capacities are consistent with your above-stated position and duties.

C.    Bonus. In addition to the base salary, you shall be eligible to earn an annual fiscal year discretionary bonus, based on you meeting certain Company performance goals and your individual targets set by the senior management of the Company (a “Performance Bonus”), for each whole or partial fiscal year of your employment in accordance with the Company’s annual bonus plan, if any, applicable to employees of LiveOne (other than senior executives) (the “Annual Plan”), all as determined by the LiveOne Board (as defined below) or its Compensation Committee in its sole and absolute discretion (the fiscal year, as of the Effective Date, is April 1 to March 31). Your target Performance Bonus shall be up to thirty-five percent (35%) of your average annualized base salary during the fiscal year for which the Performance Bonus is earned.

(i) Depending on your performance in any particular whole or partial fiscal year, the award of any Performance Bonus shall be subject to the determination of the actual amount of the Performance Bonus amount (not to exceed the maximum target bonus) by LiveOne’s senior management and approval of the Performance Bonus amount by the LiveOne Board in their sole and absolute discretion; (ii) any Performance Bonus may be paid in cash and/or in shares of LiveOne Common Stock and/or PC1 Common Stock (each as defined below); (ii) the Company shall pay any cash Performance Bonus to you at the same time that annual cash bonuses are paid, if any, to the other employees of the Company (other than senior executives), but in no event later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the Performance Bonus is earned, if any; and (iv) you shall not be entitled to receive any Performance Bonus if you are not employed on the date on which annual bonuses for the applicable fiscal year are paid or payable.

D.    Equity Grant. (i) Subject to approval by LiveOne’s board of directors (the “LiveOne Board”) and your execution of the LiveOne RSUs Award Agreement (as defined below), the Company shall cause LiveOne to grant to you one hundred fifty thousand (150,000) restricted stock units of LiveOne (the “LiveOne RSUs”), under LiveOne’s 2016 Equity Incentive Plan (as amended, modified or restated from time to time, the “LiveOne Plan”), after the date the Board approves the grant of the LiveOne RSUs (“LiveOne Grant”), subject to the following vesting requirements: one-third (1/3) of the LiveOne RSUs shall cliff vest on the first anniversary of the Effective Date (the “Initial Vesting Date”), and the remaining two-thirds (2/3) of the LiveOne RSUs shall vest in equal amounts on the second and third anniversary, respectively, of the Effective Date (each a “Subsequent Vesting Date” and collectively with the Initial Vesting Date, each a “Vesting Date”), subject to your continued fulltime employment and good standing with the Company through, and this offer letter being in effect on, each applicable Vesting Date. The LiveOne Grant will be evidenced by LiveOne’s standard RSUs Award Agreement to be entered into between you and LiveOne (the “LiveOne RSUs Award Agreement”) and shall be subject to the terms of the LiveOne Plan. Each vested LiveOne RSU shall be settled by delivery to you of one share of LiveOne’s common stock, $0.001 par value per share (the “LiveOne Common Stock”), per vested LiveOne RSU after the applicable Vesting Date. Upon and after each settlement date, LiveOne may in its sole discretion (but shall not be required to do so), and to the extent permissible under applicable law and LiveOne’s Insider Trading Policy, allow you to satisfy your tax obligations arising in connection with the settlement of your vested LiveOne RSUs through the sale by you in the open market of a number of shares of LiveOne Common Stock underlying the vested and settled LiveOne RSUs up to the maximum amount that would be sufficient to pay the amount of those tax obligations. By signing this offer letter, you acknowledge receipt and agree to the terms of LiveOne’s Insider Trading Policy and the LiveOne Plan.

(ii) Subject to approval by the board of directors (the “PC1 Board”) of Courtside Group, Inc. (“PC1”), a subsidiary of LiveOne, and your execution of the PC1 RSUs Award Agreement (as defined below), the Company shall cause PC1 to grant to you thirty thousand (30,000) restricted stock units of PC1 (the “PC1 RSUs”), under PC1’s 2022 Equity Incentive Plan (as amended, modified or restated from time to time, the “PC1 Plan”), after the date the Board approves the grant of the PC1 RSUs (“PC1 Grant”), subject to the following vesting requirements: one-third (1/3) of the PC1 RSUs shall cliff vest on the Initial Vesting Date, and the remaining two-thirds (2/3) of the PC1 RSUs shall vest in equal amounts on the second and third anniversary, respectively, of the Effective Date, subject to your continued fulltime employment and good standing with the Company through, and this offer letter being in effect on, each applicable Vesting Date. The PC1 Grant will be evidenced by PC1’s standard RSUs Award Agreement to be entered into between you and PC1 (the “PC1 RSUs Award Agreement”) and shall be subject to the terms of the PC1 Plan. Each vested PC1 RSU shall be settled by delivery to you of one share of PC1’s common stock, $0.001 par value per share (the “PC1 Common Stock”), per vested PC1 RSU after the applicable Vesting Date. Upon and after each settlement date, PC1 may in its sole discretion (but shall not be required to do so), and to the extent permissible under applicable law and PC1’s Insider Trading Policy, allow you to satisfy your tax obligations arising in connection with the settlement of your vested PC1 RSUs through the sale by you in the open market of a number of shares of PC1 Common Stock underlying the vested and settled PC1 RSUs up to the maximum amount that would be sufficient to pay the amount of those tax obligations. By signing this offer letter, you acknowledge receipt and agree to the terms of PC1’s Insider Trading Policy and the PC1 Plan.

(iii) If you remain employed by the Company through the date of a Change of Control (as defined below), 50% of your then-unvested LVO RSUs and PC1 RSUs shall vest in full effective immediately prior to such Change of Control. “Change of Control” shall have the meaning of “Change of Control” provided in the LiveOne Plan, except that (i) for purposes of determining whether a Change of Control has occurred under this offer letter, the acquisition of additional shares of LiveOne Common Stock and/or convertible or voting securities by Robert Ellin and/or his Affiliates (as defined below) resulting in him and/or his Affiliates having Beneficial Ownership (as such term is defined in the Exchange Act) of more (or less) than 50% of the total voting power of the stock of LiveOne will not be considered a Change of Control, and (ii) for purposes of the LVO RSUs and the PC1 RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of Section 409A), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of Section 409A.

E.    Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Section 1, any applicable federal, state, and local taxes that the Company is required to withhold pursuant to any applicable laws.

2.    Benefits. During the term of your employment, you shall be afforded the opportunity to participate in any Company employee benefit plans (i.e., medical, dental, vacation) covering employees at your level, as such may be in effect from time to time, along with 15 days of paid time off (“PTO”) per year. The Company reserves the right to change such benefits on a Company-wide basis as necessary from time to time.

3.    At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice. In the event of your termination by the Company without Cause (as defined below), you shall be entitled to a payment of an amount equal to two (2) months of your then effective base salary. Any amounts payable pursuant to this section of the Agreement shall not be paid until the first scheduled payroll date following, and as a condition of, your execution of a standard and customary general release in favor of the Company and its affiliates. Notwithstanding this provision, the Company may at any time terminate you immediately without notice or severance for each of the following reasons as determined by the Company in its sole discretion (each, a “Cause”): (i) deceit or wrongful appropriation for personal use or benefit of the Company’s and/or any of its affiliates’ property or money; (ii) excessive unexcused absences from work; (iii) breach of this offer letter; (iv) breach of your duties or obligations as defined in this offer letter; (v) assault or battery; (vi) conduct that materially violates the Company’s or LiveOne’s code of conduct or other policies; (vii) any act or omission that materially injures or could reasonably be expected to materially injure the Company and/or any of its affiliates and/or any of their respective businesses, financial condition, business reputation or operations; (viii) continued refusal or failure to follow lawful and reasonable directions of the Company or the appropriate individual to whom you report after official written notice; (ix) engaging in material misconduct or material neglect (including without limitation fraud, dishonesty, misappropriation, embezzlement, sexual harassment or gross neglect); (x) violation of any contract or agreement between you and the Company and/or its affiliates or of any statutory duty owed to the Company; or (xi) conduct involving moral turpitude, including an arrest or your conviction of a no-contest plea by you for a crime of moral turpitude or a felony, or a guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon your character.

4.    Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

5.    Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement (the “CIIA”), attached hereto as Exhibit A.

6.    Covenants.

A.    You understand and agree that the Company is not hiring you in order to obtain confidential information of any other person or entity, including but not limited to any of your former employers (“Former Employers”), and that your employment with the Company is contingent on you continuing to comply with any obligations to your Former Employers, including those that survive termination of employment. This includes any confidentiality or non-solicitation obligations.

B.    The Company requires, prior to beginning employment with the Company, that you return all confidential, proprietary, and trade secret information of any Former Employer to that employer. If you have a notebook computer, PC, or any other computer or device that contains any confidential, proprietary or trade secret information of any Former Employer, you should honor any agreement with, or follow any instructions from, your Former Employer with regard to returning or deleting such data. If there is any information to be returned, you should do so promptly, retaining for your files your cover letter transmitting the material to your Former Employer. You should not retain a copy of the material being returned.

C.    If, at any time while you are an employee of the Company, anyone acting on behalf of the Company asks you to do anything that you believe might lead you to use or disclose the confidential, proprietary or trade secret information of any Former Employer or of any other entity or person, you should not disclose or use the information. Instead, you should immediately contact the Company's Chief Legal Counsel. You should also contact the Chief Legal Counsel if you have any questions concerning what is a trade secret or what is confidential or proprietary information of any other entity or person or of the Company.

7.    General. This offer letter, the CIIA, the LiveOne RSUs Award Agreement (if approved by the LiveOne Board) and the PC1 RSUs Award Agreement (if approved by the PC1 Board) covering the grants described in Section 1, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, the CIIA, the LiveOne RSUs Award Agreement and the PC1 RSUs Award Agreement, the terms and provisions of the CIIA and the LiveOne RSUs Award Agreement and the PC1 RSUs Award Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter shall be deemed to be made in, and in all respects, shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules or provisions. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising in connection with or relating to the enforcement, breach, performance, or interpretation of this offer letter, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (Los Angeles office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration), in front of one arbitrator. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section 7, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

You hereby expressly consent to the personal jurisdiction and venue of any state or federal court located in the City of Los Angeles, State of California, to compel arbitration in accordance with this offer letter, to enforce any arbitration award granted pursuant to this offer letter, including, any award granting equitable or injunctive relief, and to otherwise enforce this offer letter and carry out the intentions of the parties hereto to resolve all disputes arising under, in connection with or related to this offer letter or your employment with the Company through arbitration.

The illegality, invalidity or unenforceability of any term or provision of this offer letter will not affect the legality, validity or enforceability of the other terms or provisions of this offer letter, which will remain in full force and effect. Each of the parties agrees that in the event of any such determination the parties will negotiate to modify this offer letter so as to effect the original intent of the parties as close as possible to the fullest extent permitted by applicable law. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this offer letter. This offer letter is binding on and personal to you and you may not assign or delegate this letter without the prior written consent of the Company.

If any ambiguity or question of interpretation or of construction arises in connection with or relating to this offer letter, each of the parties agrees that this offer letter is to be interpreted and construed as if jointly drafted by both the parties and that no presumption or burden of proof is to arise favoring or disfavoring the Company or you by virtue of the authorship of any provision of this offer letter. All share numbers contained in this offer letter are subject to proportionate adjustment for stock splits, stock combinations and other similar recapitalizations applicable to you.

This offer letter may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this letter delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this letter for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[Signature page follows]

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me along with your completed and signed CIIA.

Sincerely,

LiveXLive, Corp.

By: /s/ Aaron Sullivan

Name: Aaron Sullivan

Title: Interim CFO

AGREED TO AND ACCEPTED

this 29th of August 2023:

/s/ Ryan Carhart

Name: Ryan Carhart

EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement

[see attached]